                                                                    Exhibit 99.1

FIREPOND COMPLETES ACQUISITION OF BRIGHTWARE



WALTHAM, MA, February 16, 2001 - Firepond (NASDAQ: FIRE - news), the leading global provider of integrated e-business selling solutions, today announced it has completed the acquisition of Brightware of San Rafael, CA.

On January 30, 2001, Firepond announced a definitive agreement to acquire Brightware. This acquisition extends Firepond's leadership in the eCRM market, leveraging the strengths of both companies to create the first intelligent sales and service interaction suite to acquire and retain customers. The combined solution will enable companies to address the increasing importance of service in closing sales. This acquisition is being accounted for as a purchase.

About Firepond

Headquartered in Waltham, Mass., Firepond (NASDAQ: FIRE - news) is a leading provider of comprehensive selling and customer service solutions that help companies more profitably acquire and retain customers. With its recent acquisition of Brightware, the leading supplier of eCustomer Assistance software, Firepond's combined product lines leverage patented intelligence engines and proven automation technology to drive new revenue streams, increase profitability, and manage customer interactions across all channels and throughout the sales and service cycle.

Firepond's SalesPerformer(TM) suite of guided selling software products help companies improve their sales performance across all selling channels, with products for Web selling, field sales, channel sales, sales configuration, and sales administration. The Brightware 2001 Suite, soon to be renamed eServicePerfomer(TM), delivers superior online service experiences at every eCustomer touchpoint, with Web, email and live assistance products.

Firepond - Brightware's global customers include ABB, AT&T Wireless, Compaq, Continental Airlines, Empire Blue Cross Blue Shield, Hitachi Construction Machinery, Honda of Japan, KLA-Tencor, Sikorsky Aircraft Company, and Virgin Mobile.

As defined under Safe Harbor provisions of The Private Securities Litigation Reform Act of 1995, except for the historical information contained herein, some of the matters discussed in this release contain forward-looking statements regarding future events that are subject to risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those described by such statements. These factors include, but are not limited to: difficulties integrating Brightware's products and services with those of the Company, fluctuations in worldwide information technology spending, quarterly fluctuations in operating results attributable to the timing and amount of orders for the Company's products and services, the Company's ability to attract and retain additional qualified sales, engineering and management personnel, the Company's ability to successfully implement its global expansion, the timing of the implementation of the software in the customers' applications, market acceptance of the FirePond SalesPerformer Suite and the Brightware 2001 Suite and its components, the Company's ability to keep pace with changing product requirements, factors affecting the demand for e-business sales and marketing solutions, and those factors contained in the section titled "Risk Factors" beginning on page 4 of the Company's Registration Statement on Form S-1 (No. 333-90911) declared effective by the Securities and Exchange Commission.

FirePond, Brightware and FirePond, Brightware product names are trademarks of FirePond, Inc. All other product or company names are the properties of their respective owners.


Contact:
     Firepond, Inc.
     Sara Michel
     781-487-8438
     sara.michel@firepond.com